Exhibit 99.1

For Immediate Release

Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Jeff Lambert or Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

Coast Distribution System Reports Increased Sales for 2005

Despite difficult market conditions, year-over-year sales increase 2.6%

MORGAN HILL, Calif., March 6, 2006 — The Coast Distribution System (AMEX: CRV) today reported its sales increased 6.7 percent in the fourth quarter of 2005 compared with the same period of last year, driven by the introduction of a new portable and standby power generation product line sourced from Asia.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle and marine industries, reported a net loss of $1.05 million, or $0.24 per diluted share, on net sales of $29.3 million for the fourth quarter of 2005, compared with a net loss of $999,000 or $0.22 per diluted share, on net sales of $27.5 million for the same period of last year.

The company said its loss was expected due to the traditional seasonal slowdown in the fourth quarter, as its customers typically wait until the first quarter to place their orders for the upcoming buying season. The company also reported it incurred higher taxes in the most recent quarter compared to last year’s fourth quarter due to taxes on the repatriation of cash from an Asian-based subsidiary back to the United States. The company’s pre-tax loss in the 2005 fourth quarter was 10 percent lower than in the same quarter of 2004.

Despite higher freight and warehouse costs associated with Coast’s move of its distribution center during the quarter, gross margin as a percentage of net sales improved to 14.6 percent in the fourth quarter of 2005, compared with 14.4 percent in the same quarter of last year. The improvement of gross margin for the quarter was due to increased margin contributions from the newly introduced KIPOR generator product.

For the year ended Dec. 31, 2005, Coast reported net earnings of $3.8 million, or $0.79 per diluted share, on net sales of $176.3 million, compared with net earnings of $4.4 million, or $0.91 per diluted share, on net sales of $171.8 million for 2004.

“We are pleased with our performance this year, as we increased sales under difficult market conditions,” Coast Chairman and CEO Thomas R. McGuire said. “Our new larger distribution warehouse is allowing us to increase the number of proprietary-branded products we can source overseas, as shown by the strong sales of our new generator product line.

“Looking at our earnings for the year, the costs associated with the move, along with increased fuel and freight prices, cut into our profit margins. We are optimistic our sales will continue to grow in 2006 as market conditions improve due to increased consumer confidence and stabilized fuel prices. We also expect the introduction of new, higher-margin products will boost our profits.”

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About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigations Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties may include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, in addition to other risks, are more fully described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, as amended by Amendment No. 1 on Form 10-K/A, and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2004 Annual Report, whether as a result of new information, future events or otherwise.

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THE COAST DISTRIBUTION SYSTEM, INC.

Condensed Consolidated Statements of Operations for the

Fourth Quarter and Year Ended December 31, 2005 & 2004

(In thousands, except per share data)

	Quarter Ended December 31,		Year Ended December 31,
	2005	2004	2005	2004
Net sales	$29,307	$27,476	$176,340	$171,833
Cost of sales(1)	25,021	23,519	143,732	138,792

Gross profit	4,286	3,957	32,608	33,041
Selling, general and administrative expenses	5,509	5,277	24,932	24,502

Operating income	(1,223)	(1,320)	7,676	8,539
Other income (expense)
Interest	(257)	(245)	(1,308)	(1,117)
Other	84	15	121	17

	(173)	(230)	(1,187)	(1,100)

Earnings (loss) before taxes	(1,396)	(1,550)	6,489	7,439
Income tax credit	350	551	(2,732)	(3,033)

Net earnings (loss)	$(1,046)	$(999)	$3,757	$4,406

Basic earnings (loss) per share	$(0.24)	$(0.22)	$0.82	$0.96

Diluted earnings (loss) per share	$(0.24)	$(0.22)	$0.79	$0.91

(1)	Includes distribution costs, such as freight and warehouse costs.

Condensed Consolidated Balance Sheet

	At December 31,
	2005	2004
	(In Thousands)
ASSETS
Cash	$1,744	$880
Accounts receivable	17,025	15,335
Inventories	37,545	44,151
Other current assets	3,736	4,002

Total Current Assets	60,050	64,368
Property, Plant & Equipment	2,634	2,068
Other Assets	849	800

Total Assets	$63,533	$67,236

LIABILITIES AND STOCKHOLDERS EQUITY
Accounts payable	$9,573	$11,444
Other current liabilities	3,589	3,712

Total Current Liabilities	13,162	15,156
Long term debt	19,950	23,634
Stockholders Equity	30,421	28,446

Total Liabilities and Stockholders’ Equity	$63,533	$67,236